UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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ANADIGICS, INC.

(Name of Registrant as Specified In Its Charter)

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141 Mt. Bethel Road
Warren, NJ 07059
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2011

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Annual Meeting”) of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS”), will be held on May 12, 2011 at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, for the purpose of considering and acting upon the following:

1)	The election of two Class I Directors of ANADIGICS to hold office until 2014.

2)	The ratification of the appointment of Ernst & Young LLP as independent registered public accountants of ANADIGICS for the fiscal year ending December 31, 2011.

3)	To approve an advisory vote on executive compensation.

4)	To approve an advisory vote on the frequency of future advisory votes on executive compensation.

5)	The transaction of such other business as may properly be brought before the meeting or any adjournment thereof.

The Board of Directors recommends a vote “FOR” the director nominees and “FOR” Items 2, 3 and 4.

Only stockholders of record at the close of business on March 23, 2011 are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof. Admission to the Annual Meeting will be by ticket only. If you are a registered stockholder planning to attend the meeting, please check the appropriate box on the proxy card (the “Proxy”) and retain the bottom portion of the card as your admission ticket. If your shares are held through an intermediary such as a bank or broker, follow the instructions in the Proxy Statement to obtain a ticket. For at least ten (10) days prior to the Annual Meeting, a list of stockholders entitled to vote at the Annual Meeting will be open for the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours at the office of ANADIGICS.

Stockholders are cordially invited to attend the Annual Meeting. However, whether or not a stockholder plans to attend, each stockholder is urged to sign, date, and return promptly the enclosed Proxy in the accompanying envelope.

By order of the Board of Directors,

/s/ Thomas C. Shields
Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 12, 2011:

The Annual Report, Notice of the 2011 Annual Meeting and Proxy Statement, and Proxy Statement of ANADIGICS are available at https://materials.proxyvote.com/032515  as of April 1, 2011.

ANADIGICS, Inc.

141 Mt. Bethel Road

Warren, NJ 07059

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION OF PROXIES

GENERAL INFORMATION

This Proxy Statement and the enclosed Proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of ANADIGICS, Inc., a Delaware corporation (“ANADIGICS” or the "Company"), for use at the Annual Meeting of Shareholders to be held on May 12, 2011, at 10:00 o’clock a.m. (E.S.T.), at the Somerset Hills Hotel, 200 Liberty Corner Road (Route 525), Warren, New Jersey 07059, and at any adjournment of the Annual Meeting.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

NOTICE AND VOTING INSTRUCTIONS

Shareholders will receive either a Notice Card or a Proxy Card with overview information regarding the availability of proxy materials over the internet. Shareholders who have not already received and wish to receive a paper or email copy of the proxy materials must request one. There is no charge for requesting a copy. Requests can be made at the voting website, via telephone, or via email.

Voting by Internet: Use the internet link and control number provided to you on your Notice Card or Proxy Card. You may vote until 11:59 p.m., Eastern Time on May 11, 2011. You will need the control number provided on your Notice Card or Proxy Card to access the website.

Voting by Telephone: Call the toll-free telephone number provided on your Notice Card or Proxy Card. Telephone voting will be available until 11:59 p.m., Eastern Time on May 11, 2011. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number.

Voting by Mail: Request a hardcopy of the proxy materials if you have not already received one. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Shareholders may also vote their shares in person at the Annual Meeting.

Attendance at the Annual Meeting will be limited to stockholders of record as of the close of business on March 23, 2011, their authorized representatives and guests of the Company. Admission will be by ticket only. For registered stockholders, the bottom portion of the proxy card enclosed with the Proxy Statement is their Annual Meeting ticket. Beneficial owners with shares held through an intermediary, such as a bank or broker, should request tickets in writing from Investor Relations, ANADIGICS, Inc., 141 Mt. Bethel Road, Warren, New Jersey 07059, and include proof of ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding their stock, confirming beneficial ownership. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting. Admission to the Annual Meeting will be facilitated if tickets are obtained in advance. Tickets may be issued to others at the discretion of the Company.

At the Annual Meeting, stockholders will be asked to (i) elect two Class I Directors; (ii) ratify the appointment of the Company’s independent registered public accounting firm, (iii) approve an advisory vote on executive compensation and (iv) approve an advisory vote on the frequency of future advisory votes on executive compensation to occur every year.  Because many of our stockholders are unable to personally attend the Annual Meeting, the Board of Directors solicits the enclosed proxy so that each stockholder is given an opportunity to vote. This proxy enables each stockholder to vote on all matters which are scheduled to come before the meeting. When the proxy card is returned properly executed, the stockholder’s shares will be voted according to the stockholder’s directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified, the shares will be voted (i) FOR the election of the Director nominees listed below, (ii) FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm (iii) FOR approval of executive compensation and (iv) FOR yearly frequency of an advisory vote on executive compensation. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by the stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.

A proxy may be revoked by giving the Secretary of ANADIGICS written notice of revocation at any time before the voting of the shares represented by the proxy. A stockholder who attends the meeting may cancel a proxy at the meeting. Votes will be counted as the majority of the total votes specifically received/voted on each proposal.

ANNUAL MEETING QUORUM REQUIREMENTS

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitled to vote (exclusive of shares held by or for the account of the Company) is necessary to constitute a quorum at the Annual Meeting of Stockholders. Abstentions and broker non-votes shall be counted for purposes of determining whether a quorum is present. Only holders of record of Common Stock at the close of business on March 23, 2011, the record date, are entitled to notice of and to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

As of March 23, 2011 the Company had issued and outstanding approximately 67,428,131 shares of Common Stock. Each share of Common Stock entitles the holder to one vote upon each matter to be voted upon.

Principal Stockholders and Share Ownership by Management and Directors

The following table sets forth as of March 23, 2011 certain information about beneficial stock ownership of (i) each person or entity we know to be the beneficial owner of more than five percent of our Common Stock, (ii) each Director (iii) the executive officers named in the Summary Compensation Table, infra, (the “Named Executive Officers”) and (iv) all Directors and executive officers as a group. Unless specifically stated in the footnotes below, each Named Executive Officer and Director listed below has sole voting and investment power as to the shares of common stock listed beside his name.

In addition, unless otherwise indicated, the address of each beneficial owner listed is c/o ANADIGICS, Inc. 141 Mt. Bethel Road, Warren, New Jersey 07059.

Name	Common Stock Beneficially Owned		% Beneficial Ownership**
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	7,010,881	(1)	10.4%
Wellington Management Company, LLP 250 Congress Street Boston, MA 02210	3,612,831	(2)	5.4%

Paul Bachow	207,174	(3)	*
David Fellows	93,129		*
Ronald Michels	328,530	(4)	*
Harry T. Rein	200,010	(5)	*
Mario Rivas	821,478	(6)	1.2%
Ronald Rosenzweig	250,358	(7)	*
Thomas C. Shields	252,932	(8)	*
Lewis Solomon	174,910	(9)	*
Dennis F. Strigl	51,546		*
Gregory White	35,542	(10)	*
All Directors and executive officers as a group	2,415,609		3.5%

(1)
This information is based on the Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on January 7, 2011 by Blackrock Inc.  Blackrock Inc. reported having sole voting power and sold dispositive power with respect to 7,010,881 shares.

(2)
This information is based on the Schedule 13G filed with the Securities and Exchange Commission (the “Commission”) on February 14, 2011 by Wellington Management Company LLP.  Wellington Management Company LLP reported having sole voting power for 3,336,031 shares and sole dispositive power with respect to 3,612,831 shares.

(3)	Includes 53,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(4)	Includes 157,463 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 15,833 of restricted stock units to vest on May 13, 2011.

(5)	Includes 98,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(6)	Includes 750,000 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 53,333 of restricted stock units to vest on May 13, 2011.

(7)	Includes 83,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(8)	Includes 165,165 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 15,833 of restricted stock units to vest on May 13, 2011.

(9)	Includes 43,246 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days.

(10)	Includes 10,001 shares of Common Stock issuable pursuant to options, currently exercisable or exercisable within 60 days and 15,833 of restricted stock units to vest on May 13, 2011.

*	Less than 1%.

**	Calculated using shares outstanding as of March 23, 2011.

PROPOSAL I: ELECTION OF DIRECTORS

The Company’s by-laws provide that the Board of Directors shall be divided into three classes designated Class I, Class II and Class III with each class consisting as nearly as possible of one third of the total number of Directors constituting the Board of Directors; provided, however, that in no case will a decrease in the number of Directors shorten the term of any incumbent Director. The Board of Directors is presently comprised of seven members each of whom is independent within the NASDAQ listing standards except for Ronald Rosenzweig and Ronald Michels.

The term of office for each Director in Class I expires at the Annual Meeting in 2011; the term of office for each Director in Class II expires at the Annual Meeting in 2012; and the term of office for each Director in Class III expires at the Annual Meeting in 2013. At each annual meeting of stockholders, Directors will be elected for full terms of three years to succeed those Directors whose terms are expiring.

The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected. If any nominee becomes unavailable for election, then those shares voted for such nominee will be voted for the election of a substitute nominee selected by the persons named in the enclosed proxy.

Each of the nominees for Class I Director, Messrs. Rein and Strigl, will be elected to a term of office expiring at the Annual Meeting in 2014 if he receives the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. Messrs. Rein and Strigl are currently Class I Directors.

The Board of Directors recommends a vote “FOR” the Class I Director Nominees listed below:

HARRY T. REIN (Age 66)

Mr. Rein has served as a Director of the Company since 1985. He is a General Partner with Foundation Medical Partners. Mr. Rein was the principal founder of Canaan Partners in 1987, a venture capital investment firm and served as its managing general partner until 2002. Prior to that, he was President and CEO of GE Venture Capital Corporation. Mr. Rein joined General Electric Company in 1979 and directed several of GE’s lighting businesses as general manager before joining the venture capital subsidiary. Mr. Rein attended Emory University and Oglethorpe College and holds an MBA from the Darden School at the University of Virginia.

Mr. Rein’s areas of relevant experience include operational, cost control, management, corporate governance and venture capital expertise.

DENNIS F. STRIGL (Age 64)

Mr. Strigl has served as a Director since January 2010. He previously was on the board from January, 2000 to May, 2008. He was the President and COO of Verizon Communications from January 2007 through December 2009 and was formerly the President and CEO of Verizon Wireless, one of the largest wireless communications providers in the U.S., since its formation in April 2000. Previously, Mr. Strigl served as President and Chief Executive Officer of Bell Atlantic Mobile, Group President and Chief Executive Officer of the Global Wireless Group of Bell Atlantic, Vice President of Operations and Chief Operating Officer of Bell Atlantic New Jersey, Inc. (formerly New Jersey Bell Telephone Company) and served on its Board of Directors. He also served as President and CEO of Applied Data Research Inc. Mr. Strigl currently serves on the board of directors of PNC Financial Services Group, PNC Bank and Eastman Kodak Company. Mr. Strigl holds an undergraduate degree in Business Administration from Canisius College and an M.B.A. from Fairleigh Dickinson University.

Mr. Strigl’s areas of relevant experience include knowledge of wireless communications carrier operations and requirements; extensive knowledge of the wireless communications industry; and management and corporate governance expertise.

DIRECTORS CONTINUING IN OFFICE UNTIL 2012

(Class II Directors)

RONALD MICHELS (Age 57)

Mr. Michels has served as Director, President and Chief Executive Officer since March 28, 2011 and served as Senior Vice President – Chief Technology and Strategy Officer of the Company since April 2009. Prior to that Mr. Michels was the Senior Vice President Broadband Products. Mr. Michels joined ANADIGICS in 1987 and has served in several management and executive positions during that time. Prior to joining ANADIGICS, he held various engineering and management positions in Lockheed Electronics, New Jersey Public Broadcasting, and K & M Broadcasting. Mr. Michels earned his Bachelors degree in Electrical Engineering from the New Jersey Institute of Technology. He holds several U.S. Patents, has authored a number of publications in the area of RF communications and serves on the Lehigh University Electrical & Computer Engineering Advisory Board.

 Mr. Michels’ areas of relevant experience include knowledge of broadband and wireless product design, marketing and sales, communications systems, industry and customer base and semiconductor processing and manufacturing.

PAUL BACHOW (Age 59)

Mr. Bachow has served as a Director of the Company since January 1993. He has been President of Bachow & Associates, Inc., a private investment firm, since he founded the firm in 1989. Bachow & Associates, Inc. has acted as the manager of numerous hedge funds, private equity investment funds, portfolio companies and other investment vehicles. Typical investments have been in the communications, electronics, services and productivity areas. Mr. Bachow has a B.A. from American University, a J.D. from Rutgers University, along with a Master’s Degree in tax law from New York University, and is a C.P.A.

Mr. Bachow’s areas of relevant experience include investment expertise in communications and electronic areas; financial, tax reporting, management, corporate governance, merger and acquisition, and accounting expertise.

DIRECTORS CONTINUING IN OFFICE UNTIL 2013

(Class III Directors)

DAVID FELLOWS (Age 58)

Mr. Fellows has served as a Director of the Company since May 2007; serving as a member of the Company's Technical Advisory Board from April 2003 until May 2007 and from January 2010 to present.  Prior to that, he served as Director of the Company from September 1994 until April 2003.  In addition, he became a general partner of Genovation Capital, LLC, an early stage venture capital company, in 2008. From 2003 to 2006 he was EVP and Chief Technology Officer at Comcast Cable, in charge of technology, engineering and technical operations, and from 2007 to 2010 he served Comcast as Executive Fellow. Prior to that, from December 2001 until their acquisition by Comcast in 2003 he was Chief Technology Officer at AT&T Broadband. Mr. Fellows received his Bachelor’s Degree in Engineering and Applied Physics from Harvard College and a Masters Degree in Electrical Engineering from Northeastern University. Mr. Fellows has also served on a number of private company Boards. He is chair of the Data Standards Subcommittee for the SCTE, and was previously a member of the Board of Directors for CableLabs in Louisville, CO. He serves on and has served on, a number of Technical Advisory Boards.

Mr. Fellow’s areas of relevant experience include knowledge of technology, engineering and operations in the cable industry relevant to the Company’s broadband operations.

RONALD ROSENZWEIG (Age 73)

Mr. Rosenzweig, a co-founder of ANADIGICS in 1985, has served as a Director of the Company since its inception and previously was Vice-Chairman of the Board of Directors from August 2008 to September 2009. Mr. Rosenzweig was Chairman of the Board from 1998 to 2008. From the Company’s inception in 1985 until 1998, Mr. Rosenzweig served as President and Chief Executive Officer of the Company. He was a co-founder of Microwave Semiconductor Corp. and served as the Company’s President and Chief Executive Officer and was a board member. Mr. Rosenzweig was also on the board of private company Quake Technology from 2004 to 2008. Mr. Rosenzweig received his Bachelor’s Degree in Chemical Engineering from City College of New York.

Mr. Rosenzweig’s areas of relevant experience include knowledge of the industry, customers, manufacturing operations, institutional history and investor base.

LEWIS SOLOMON (Age 77)

Mr. Solomon has served as a Director of the Company since September 1994 and its Chairman since September 2009, and previously, from 1985 to 1989. Mr. Solomon has been Chairman of SCC Company, a consulting firm specializing in technology, since 1990 in addition to serving as the Chairman of the board of Harmonic Inc. Prior to founding SCC Company, Mr. Solomon was an Executive Vice President with Alan Patricof Associates from 1983 to 1986, and a Senior Vice President of General Instruments from 1967 to 1983. Mr. Solomon received a Bachelor’s Degree in Physics from St. Joseph’s College and a Master’s Degree in Industrial Engineering from Temple University.

Mr. Solomon’s areas of relevant experience include operational, cost control, management, corporate governance and venture capital expertise.

COMPENSATION OF DIRECTORS

Our Company uses a combination of cash and equity-based incentive compensation for each non-employee Director's services. Directors who are employees of ANADIGICS, do not receive additional compensation for their service as Directors.

Cash Compensation Paid to Board Members. Each non-employee Director is entitled to an annual retainer of $30,000, other than the Chairman of the Board, who is entitled to an annual retainer of $100,000, payable in equal quarterly installments. The committee chairpersons of the Audit Committee, Compensation & Human Resource Committee and the Corporate Governance & Nominating Committee are entitled to an annual cash retainer of $15,000, $8,000 and $8,000, respectively. The committee members of the Audit Committee, Compensation & Human Resource Committee and the Corporate Governance & Nominating Committee are entitled to an annual cash retainer of $5,000, $3,000 and $3,000, respectively.

Equity Compensation for Board Members. We have the flexibility to provide either stock options or restricted stock grants to our non-employee Directors. Historically, we have consulted the Institutional Shareholder Services guidelines and semiconductor industry peer group benchmarks with respect to equity compensation for Directors. New non-employee Directors receive an initial equity grant of options, restricted stock or a combination thereof, not to exceed an aggregate of 50,000 shares and a value (as of the date of grant) of $125,000, which vests 1/3 annually over a three year period. Each non-employee Director receives, at the beginning of the fiscal year, an annual equity grant of options, restricted stock, restricted stock units or a combination thereof, not to exceed 50,000 shares and a value (as of the date of grant) of $90,000, which vests one year from the date of grant.

DIRECTOR COMPENSATION TABLE

Directors who are employees of the Company receive no additional compensation for serving on the Board or its Committees. The following table sets forth certain information regarding the compensation earned by, or awarded to, each non-employee Director for their service on our Board of Directors in 2010.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Stock Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Paul Bachow	$46,500	$89,997	-	n/a	n/a	-	$136,497
David Fellows	$42,500	$89,997	-	n/a	n/a	-	$132,497
Harry T. Rein	$51,000	$89,997	-	n/a	n/a	-	$140,997
Ronald Rosenzweig	$31,500	$89,997	-	n/a	n/a	-	$121,497
Lew Solomon	$106,000	$89,997	-	n/a	n/a	-	$195,997
Dennis F. Strigl	$34,000	$214,994	-	n/a	n/a	-	$248,994
______________________

(1)
Amounts shown do not reflect compensation actually received by each Director. Instead, the amounts shown are the grant date fair value of the stock awards as determined in accordance with ASC 718. The amount indicated reflects the grant date fair value for RSUs granted with the following fair values as of the grant date: 21,126 RSUs were granted on January 4, 2010 with a fair value of $4.26 per unit.  On that same date Mr. Strigl also received an additional 29,342 RSUs for rejoining the ANADIGICS board.

INFORMATION REGARDING CORPORATE GOVERNANCE AND COMPENSATION

BOARD LEADERSHIP STRUCTURE

The Board believes that its current leadership structure where the Chairman of the Board is an independent non-employee director provides the appropriate check and balance on the role and responsibilities of the Chief Executive Officer. The Chairman of the Board presides at all executive sessions of the Board.

BOARD’S ROLE IN RISK OVERSIGHT

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board as well as through direct reports by key management personnel at the Board meetings. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies.

BOARD MEETINGS AND ATTENDANCE

During fiscal 2010 the Board of Directors met six times. The non-employee Directors meet on a regular basis in executive sessions without management present. The Chairman of the Board presides at the executive sessions. Each of the Directors attended 100% of the aggregate of all meetings held by the Board and the committees on which he served. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members are invited and encouraged to attend the Annual Meeting of Stockholders. Last year, all of the Directors attended the 2010 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD

The standing committees of the ANADIGICS Board of Directors are as follows:

The Governance and Nominating Committee is responsible for (i) assisting the Board of Directors in identifying individuals qualified to become Directors and to recommend to the Board of Directors the director nominees; (ii) recommending members of the Board of Directors to serve on the committees of the Board of Directors; (iii) recommending to the Board of Directors individuals qualified to be elected as officers of the Company; (iv) recommending to the Board of Directors the corporate governance and business ethics policies, principles, guidelines, including succession plans for the Chief Executive Officer in the event of death or disability, and codes of conduct applicable to the Company; and (v) leading the Board of Directors in its annual review of the Board’s performance. Messrs. Fellows, Rein (Chair) and Solomon were members of the Governance and Nominating Committee during fiscal 2010 and are independent within the meaning of the NASDAQ listing standards. The Committee met once during the 2010 fiscal year. The Governance and Nominating Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

The Audit Committee is established in accordance with applicable securities laws and is responsible for (i) determining the adequacy of the Company’s internal accounting and financial controls, (ii) reviewing the results of the audit of the Company performed by the independent public accountants, and (iii) recommending the selection of independent public accountants. Messrs. Bachow (Chair), Fellows and Rein were members of the Audit Committee during fiscal 2010 and are independent within the meaning of the NASDAQ listing standards. The Company’s Board of Directors has determined that one member of the Audit Committee, Mr. Bachow, is an audit committee financial expert as described in Item 407(d) of Regulation S-K.  The Audit Committee met six times during the 2010 fiscal year. Mr. Bachow’s qualifications as an audit committee financial expert are set forth in his Director profile above. The Audit Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

The Compensation & HR Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company’s stock option, incentive compensation, and employee stock purchase plans. Messrs. Rein (Chair) and Solomon were members of the Compensation & HR Committee during fiscal 2010. Mr. Strigl was appointed a member of the Compensation and HR Committee in January 2011.  The Compensation and HR Committee met five times during the 2010 fiscal year. The Compensation & HR Committee operates under a written charter posted on the Company’s website at www.anadigics.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation and HR Committee members is an employee of the Company and all of them are considered "independent" Directors under the applicable NASDAQ listing standards. There were no interlocks or insider participation between any member of the Board of Directors or the Compensation & HR Committee and any member of the Board of Directors or the compensation committee of another company.

DIRECTOR NOMINATION

In its assessment of each potential nominee, the Governance and Nominating Committee will review the nominee’s integrity, independence, intelligence and understanding of the Company’s or other related industries and such other factors as the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board of Directors.

Although the Committee considers diversity as a factor in assessing the appropriate skills and characteristics required of Board members, the Board does not have a formal policy with regard to diversity in identifying Director nominees. The Governance and Nominating Committee will also take into account the ability of a potential nominee to devote sufficient time to the affairs of the Company.

When seeking to identify nominees for membership on the Board of Directors, the Governance and Nominating Committee may solicit suggestions from incumbent Directors, management, stockholders or others. The Governance and Nominating Committee has the authority to retain any search firm for this purpose. After conducting an initial evaluation of a potential nominee, the Governance and Nominating Committee will interview that nominee if it believes such nominee may be a suitable Director. The Committee may also ask the potential nominee to meet with management. If the Governance and Nominating Committee believes a potential nominee would be a valuable addition to the Board of Directors, it will recommend that nominee’s election to the full Board of Directors.

Pursuant to its charter, the Governance and Nominating Committee will consider nominees for membership on the Board of Directors recommended by stockholders of the Company and submitted in accordance with the Company’s by-laws to the attention of the Secretary of the Company at 141 Mt. Bethel Road, Warren, NJ 07059. The Company did not receive any nominations for membership on its Board of Directors from stockholders in connection with the 2011 Annual Meeting of Stockholders.

COMMUNICATIONS WITH DIRECTORS

The Board of Directors has adopted procedures that provide security holders of the Company and other interested parties with the ability to communicate with one or more of the Company’s Directors by mail, care of the Secretary, 141 Mt. Bethel Road, Warren, New Jersey 07059. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations or communications will be forwarded to the appropriate Director or Directors for review.

CODE OF ETHICS

The Company has adopted a Code of Conduct and Business Ethics that applies to Directors, officers and employees, including the President and Chief Executive Officer, and Chief Financial Officer and has posted such code on its website at (www.anadigics.com). Changes to and waivers granted with respect to the Company’s Code of Conduct and Business Ethics that are required to be disclosed pursuant to the applicable rules and regulations will be filed on a current report on Form 8-K and posted on the Company website.

PROPOSAL II: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011. Although stockholder ratification is not required by the Company’s bylaws or under any other applicable legal requirement, the Audit Committee is asking the stockholders for ratification of the selection of Ernst & Young LLP as a matter of good corporate governance. If the stockholders do not ratify the Audit Committee’s selection of Ernst & Young LLP, the Audit Committee will take such determination into account in its future selection of an independent registered public accounting firm. Ernst & Young LLP will have a representative present at the Annual Meeting who will have the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the independent registered public accountants of the Company for the year ending December 31, 2011.

PROPOSAL III: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Recently enacted federal legislation requires that we seek an advisory, non-binding vote of our stockholders on our executive compensation programs, as disclosed in the Compensation Discussion and Analysis section and the accompanying tables within this Proxy Statement and on whether such advisory vote should occur every one, two or three years.  The votes are advisory and thus non-binding on the Company; however, we will review the results and take them into consideration when making future compensation decisions relating to executive compensation.

We believe our executive compensation program is designed to motivate and appropriately reward our executives and is aligned with our shareholders’ interests to support long-term growth.  We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted stock) and long-term incentives (vesting from one to three years) reward sustained performance that is aligned with long-term shareholder interests.

The Board of Directors unanimously recommends a vote “FOR” the advisory, non-binding vote approving executive compensation.

PROPOSAL IV: ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

As mentioned above, the recently enacted federal legislation also requires that we seek your advisory vote on whether future shareholder advisory votes on executive compensation shall occur every one, two or three years.  Specifically, we are requesting support for a frequency of a vote every year on executive compensation.  An advisory vote of every year will be the most effective timeframe for the Company to respond to shareholder voting feedback and would align with the goals of our long-term executive compensation programs and provide investors with the information they need to evaluate the effectiveness of our short and long term compensation strategies.

The Board of Directors unanimously recommends a vote “FOR” the holding of an advisory, non-binding vote on executive compensation every year.

AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee’s policy provides that the Company’s independent registered public accountants may provide only those services pre-approved by the Audit Committee or its designated subcommittee. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent accountants. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. The term of any such pre-approved is for the period of the annual audit cycle, unless the Audit Committee specifically provides for a different period.

Services proposed to be provided by the independent accountants that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee or its designated subcommittee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be pre-approved by the Audit Committee or its designated subcommittee.

All requests or applications for the independent accountants to provide services to the Company must be submitted to the Audit Committee or its designated subcommittee by the independent accountants and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to auditor independence. In the event that any representative of the Company or the independent accountants becomes aware that any services are being, or have been, provided by the independent accountants to the Company without the requisite pre-approved, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate senior management so that prompt action may be taken to the extent deemed necessary or advisable.

The Audit Committee may form and delegate to a subcommittee, composed of one or more of its members, the authority to grant specific pre-approved under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approved shall be reported to the full Audit Committee no later than its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the audit firm to management.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Company’s independent registered public accounting firm and auditors during fiscal years 2010 and 2009 was Ernst & Young LLP.

The aggregate fees billed by the Company’s principal independent registered public accounting firm and auditors for professional services rendered to the Company for the two fiscal years ended December 31, 2010 were as follows:

Fee Category	Fiscal Year 2010	% of Total	Fiscal Year 2009	% of Total
Audit Fees	$570,000	83.6%	$594,500	91%
Audit-Related Fees(1)	-	-	-	-
Tax Fees(2)	50,000	7.3%	57,000	8.7%
All Other Fees(3)	61,842	9.1%	1,995	0.3%
Total Fees	$681,842	100%	$653,495	100%
_______________________

(1)	Audit Related Fees: The Company incurred no audit related fees during its 2010 and 2009 fiscal years.

(2)	Tax Fees: Aggregate fees billed for professional services rendered during 2010 and 2009 for domestic tax assistance.

(3)
All Other Fees: Aggregate fees billed for professional services rendered during 2010 related to an assessment of a potential financial information systems implementation and license for accounting research software.  Aggregate fees billed for professional services rendered during 2009 related to license for accounting research software.

AUDIT COMMITTEE REPORT

The Audit Committee, among other things, assists the Board of Directors in fulfilling its responsibilities to oversee the Company’s financial reporting process and monitors the integrity of the Company’s financial statements and the independence and performance of the Company’s auditors. In this context, we have reviewed and discussed the Company’s financial statements with Company management and the independent auditors, Ernst & Young LLP, including matters raised by the independent auditors pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has reviewed and discussed such other matters as we deemed appropriate.

The Company’s independent auditors provided the Audit Committee with written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and we discussed Ernst & Young LLP’s independence with them.

We have considered whether the provision of services by Ernst & Young LLP not related to the audit of the Company’s financial statements and to the review of the Company’s interim financial statements is compatible with maintaining the independent accountant’s independence and have determined that such services have not adversely affected Ernst & Young LLP’s independence.

Based on the foregoing review and discussions, and relying on the representation of Company management and the independent auditor’s report to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, INC.

Paul Bachow, Chairman
Harry T. Rein
David Fellows

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that during the fiscal year ended December 31, 2010, all filing requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to its executive officers and Directors were complied with.

LEGAL PROCEEDINGS

In January and February 2009, two separate shareholders’ derivative lawsuits were filed in the New Jersey Superior Court against the Company, as a nominal defendant, and certain of its directors. The suits, which have been consolidated under the caption In re Anadigics, Inc. Derivative Litigation, No. SOM-L-88-09 (the “Derivative Litigation”), assert state law claims against certain of the Company’s current and former directors seeking unspecified damages arising out of alleged misrepresentations and omissions relating to, among other things, ANADIGICS manufacturing capabilities and the demand for its products. By Orders dated March 27, 2009 and September 13, 2010, the court stayed the Derivative Litigation pending disposition of defendants’ motion to dismiss certain prior-filed purported federal securities class action lawsuits based upon the same core factual allegations.

EXECUTIVE OFFICERS OF THE COMPANY

The current executive officers of the Company are as follows:

Name	Age	Position
Ronald Michels	57	President, Chief Executive Officer and Director
Thomas C. Shields	51	Executive Vice President, Chief Operating Officer and Chief Financial Officer
John van Saders	52	Senior Vice President - RF Products

Set forth below is certain information with respect to the Company’s executive officers. Executive officers are appointed to serve at the discretion of the Board of Directors. There are no family relationships between executive officers or Directors of the Company. Information with respect to Mr. Michels is listed in his profile above.

Mr. Shields has served as Executive Vice President and Chief Financial Officer of the Company since January 2006 and as Chief Operating Officer since March 28, 2011. He had previously served as Senior Vice President and Chief Financial Officer of the Company from July 1999. Prior to joining the Company, Mr. Shields served as Vice President and Controller of Fisher Scientific Company from 1997 to 1999. From 1994 to 1997, Mr. Shields served as Vice President and Controller for Harman Consumer Group. From 1986 to 1994, Mr. Shields served in various positions with Baker & Taylor, Inc. Mr. Shields received his B.S. and M.B.A. degrees from Fairleigh Dickinson University. Mr. Shields has been a member of the national Board of Directors for TechAmerica (formerly American Electronics Association) since 2005.

Mr. vanSaders has served as Senior Vice President - RF Products since March 28, 2011 and served as the VP, Advanced Development after re-joining ANADIGICS in 2007, where he was responsible for mixed signal design, CAD, and foundry. Beginning in 2001, he served as the VP, Engineering and Manufacturing for ASIP, an optoelectronics startup which later merged with T-Networks. His responsibilities included product and business development, InP wafer fab construction and operation, process development, reliability, and establishing all manufacturing operations. He originally joined ANADIGICS in 1990 as a design engineer, serving in several management and executive product development positions. Prior to joining ANADIGICS, he was a Principle Investigator at Lockheed Electronics developing acousto-optic processing for adaptive phased array systems. He began his career developing line-of-sight laser communication links at Codenoll Technology.  He earned a Masters degree in Electrical Engineering (Communication Theory) from NJIT and holds a Bachelors degree from Stevens Institute of Technology in Optical Physics.  He has several patents in circuit design and optical processing, and has authored a number of technical publications.

COMPENSATION DISCUSSION AND ANALYSIS

2010 SUMMARY

During the course of fiscal year 2010 we remained committed to the following core executive compensation objectives: (i) attracting, motivating and retaining top quality executive talent; (ii) aligning the interests of our executives and our shareholders; and (iii) paying for performance.

Fiscal year 2010 represented a year of significant performance achievements for our Company, including:

–	Share price increased from $4.22 per share on December 31, 2009, to $6.93 on December 31, 2010 --- a one-year increase of 64.2%.

–	Revenue growth of $76.2 million or 54.3% over fiscal year 2009.

–	Adjusted Earnings of $26.5 million.

–	Adjusted Cashflow from Operations of $15.4 million.

–	Our FAB operations operated at world class yield, quality and cycle time efficiencies.

Additionally, we continued to improve relationships with tier one customers and to grow our share of business with those customers.

This Compensation Discussion and Analysis provides information for the fiscal year 2010 compensation program, including specific amounts of compensation paid, for our fiscal year 2010 Named Executive Officers, who were:

–	Mario Rivas, President and Chief Executive Officer;

–	Thomas C. Shields, Executive Vice President and Chief Financial Officer;

–	Ronald Michels, Senior Vice President, Chief Technology & Strategy Officer; and

–	Gregory White, Senior Vice President, RF Products.

COMPENSATION AND HR COMMITTEE

Charter - The Board of Directors’ Compensation and HR Committee operates under a written charter, which is available in the “Sarbanes-Oxley Documents” section of our website at www.anadigics.com, or by calling our Investor Relations Department at (908) 668-5000 ext. 5330, or by writing us at ANADIGICS, Inc. 141 Mt. Bethel Drive, Warren, New Jersey 07059, Attn: Investor Relations. The Compensation & HR Committee determines matters pertaining to the compensation of certain executive officers of the Company and administers the Company’s stock option, incentive compensation, and employee stock purchase plans.

Committee Independence - None of the Compensation and HR Committee members are employees of the Company and all of them are considered "independent" Directors under the applicable NASDAQ listing standards. The current Committee members are:

–	Harry T. Rein, Committee Chair

–	Lewis Solomon

–	Dennis F. Strigl

At its December 2010 Committee meeting, Dennis F. Strigl was elected as a Committee member with a term beginning in fiscal year 2011.  There were no interlocks or insider participation between any member of the Board of Directors or the Compensation & HR Committee and any member of the Board of Directors or the compensation committee of another company.

Use of a Compensation Consultant – To support the Compensation and HR Committee in fulfilling its duties, the Committee has hired an independent consultant in the field of executive compensation to assist with its design and evaluation of CEO and executive officer compensation.  Pursuant to the Committee’s charter, the Committee is authorized to retain and terminate any consultant, as well as approve the consultant’s fees and term of retention.  During fiscal year 2010, the Compensation and HR Committee retained the services of The Delves Group to assist with a comprehensive review of the CEO and other executive officers’ compensation.  The Committee considered The Delves Group’s recommendations, along with the recommendations of Company management, in setting our executives’ fiscal year 2010 total overall compensation.  Although The Delves Group provided analysis and recommendations to the Committee, The Delves Group did not decide or approve any compensation-related actions.  The Delves Group performed no other services for the Company in 2010.  The direct engagement of The Delves Group by the Committee ensures that the consultant’s advice remains objective and is not influenced by Company Management.

EXECUTIVE COMPENSATION OBJECTIVES AND PHILOSOPHY

General Philosophy – The objectives of our compensation program are to: (i) attract, motivate and retain talented executives; (ii) align the financial interests of executive officers with those of our stockholders; and (iii) pay for performance.  We design our compensation program to attract, motivate and retain the key executives who drive our success.  We achieve these objectives through a compensation package that provides the Company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company, and their contributions to that performance, through a mix of salary, non-equity incentive compensation, and equity.  The Company operates in a highly competitive and rapidly changing industry with short product cycles. Our compensation opportunities are designed to be competitive enough to attract and retain highly skilled individuals, and to align management’s incentives with the long-term interests of our stockholders.

Target Market Position Versus Peer Group Companies - The Compensation and HR Committee seeks to set our executives’ aggregate compensation, including salary, short-term and long-term incentives, and benefits, at levels competitive with our peer group in the semiconductor industry. Many of these companies are included in the Philadelphia Semiconductor Index used in the performance graph appearing in this proxy statement. In addition, because we sometimes compete for executive talent with companies outside of those companies included in the Philadelphia Semiconductor Index, companies outside this index are selected for inclusion in our peer group based on several criteria, including similar Analog, Mixed Signal and RF semiconductor technology use, size, growth rates, similar financial performance, industry leadership status, innovation, and the extent to which they compete with us for executive talent.

We strongly believe that it is essential to the long-term success of the Company to engage the best executive talent, particularly with regard to the core competency of the Company, analog radio frequency.  This competency represents a small and unique expertise within the semiconductor industry.  Analog radio frequency expertise is quite different from digital expertise which represents the vast majority of the semiconductor field.  The Company believes that due to the unique nature of the analog radio frequency expertise required in its business that total compensation should under normal economic circumstances be benchmarked at the 75th percentile of the compensation surveys and data.

For fiscal 2010 as in 2009, given the absolute level of Company performance, the Compensation and HR Committee of the Company’s Board of Directors made a conscious decision to deviate from our philosophy of targeting total compensation at the 75th percentile, and instead targeted the aggregate value of our total compensation at approximately the median of our semiconductor peer companies.  Overall we believe our compensation programs, as structured in 2010, were at market relative to our RF semiconductor peers.

Based upon review of our compensation programs, those of our RF analog semiconductor peers, and our assessment of individual and corporate performance, we believe that the value and design of our executive compensation programs are appropriate.

Peer Group Companies - An important element of the Compensation and HR Committee’s determinations involves competitive benchmarking.  Each year, the Company reviews the appropriateness of its peer group companies and participates in compensation and pay practice surveys of our semiconductor peer companies in order to assess the competitiveness of our compensation practices.  The 2010 fiscal year peer group was comprised of the following companies:

Microchip Technology, Inc.	RF Micro Devices, Inc.
Skyworks, Inc.	TriQuint Semiconductor
Atheros Communications, Inc	DSP Group, Inc.
SiRF Technology Holdings, Inc.	Cirrus Logic, Inc.
Monolithic Power Systems, Inc.	Exar Corporation
Microtune, Inc.	AuthenTec, Inc.

For fiscal year 2011, the Committee, at its December 2010 meeting, determined that the following changes to its peer group were warranted:

-
SiRF Technology Holdings, Inc (no longer a public company), Microtune, Inc. (no longer a public company), Microchip Technology, Inc. (a much larger company that we do not compete with directly), and AuthenTec, Inc.(a much smaller company) have been dropped from the peer group.

-
Standard Microsystems Corporation (a regional talent competitor), Zoran Corporation (a competitor in our Broadband product area), and Semtech Corporation and Silicon Laboratories, Inc. (Analog/Mixed Signal businesses with RF technology and products that are close to our revenue size) have been added to the peer group.

Benchmarking Information - In developing our compensation programs and policies, the Compensation and HR Committee utilizes information obtained from surveys such as the AON/Radford Executive Compensation Survey, peer company proxy statements, and information gathered directly from other technology company survey resources. The Compensation and HR Committee also engaged its compensation consultant The Delves Group to assist with the interpretation of benchmark survey information and the identification of market practice consensus across multiple data resources.

COMPENSATION RISK ASSESSMENT

In designing and administering the executive compensation program, the Compensation and HR Committee strives to balance short/long-term incentive objectives and use prudent judgment in establishing performance criteria, evaluating performance and determining actual incentive awards.  The Committee, with input from its compensation consultant, has assessed and discussed the balance of risk and reward of all of its compensation programs in relation to the Company’s overall business strategy.  These programs include:

-	The Company’s stock option, incentive compensation, and employee stock purchase plans.

-
The Committee has concluded that it does not encourage its executives or other employees to take unnecessary or excessive risks, and does not meet the requirements for disclosure under item 402(s) of Regulation S-K.  In reaching its conclusion, the Committee considered the attributes of our programs, including:

-	The balance between annual and long-term performance opportunities.

-	The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results.

-	Performance measures tied to key measures of short-term and long-term performance motivate sustained performance.

-
The existence of share-based compensation through the long-term equity incentive compensation component, which the Committee believes encourages appropriate decision-making that is aligned with the long-term interests of stockholders.

-	The Committee believes the Company maintains a values-driven, ethics-based culture supported by a strong tone at the top.

Additionally, the Committee reviewed existing policies, which are believed to encourage diligent and prudent decision-making and review processes.  For example, the processes that are in place to manage and control risk include:

-	The Board approves the Company’s Strategic Plan, Capital Budget, and Long-Term Plan which serves as the basis for short- and long-term goal-setting.

-	During its goal-setting process, the Committee considers prior year performance relative to future expected performance to assess the reasonableness of goals.

-	The Committee retains discretion in administering all awards and performance goals, and in determining performance achievement.

-	The performance goals of revenue, adjusted earnings and adjusted cashflow from operations appropriately diversify the risks associated with any single indicator of performance.

COMPONENTS OF COMPENSATION

The components of the compensation program for Named Executive Officers are described below.

Base Salary: Base salaries are determined based on a variety of factors, including the executive’s scope of responsibilities, a competitive market assessment of compensation for similar roles at other semiconductor companies, and a comparison of salaries paid to peers within the Company. With the exception of the CEO position, where the base salary is at the market median, base salaries are currently at levels that approximate the 75th percentile based on semiconductor industry surveys. Base salaries are reviewed annually, and may or may not be adjusted. These compensation levels reflect our long standing compensation philosophy of targeting the 75th percentile of our benchmark peer group and allow the Company to attract and retain superior leaders that the Company believes will allow it to deliver on its business goals.

The CEO recommends base salaries for each other executive. When setting the base salaries for executives other than the CEO, the Compensation and HR Committee considers recommendations from the CEO, reviews market pay information, and makes a final determination based on the factors listed above and such executive’s performance during the year. The Compensation and HR Committee makes an independent compensation determination for the CEO.

For the 2010 fiscal year, the only Named Executive Officer base salary change approved by the Compensation and HR Committee was a 2% increase for Mr. Shields, from his previous base salary of $309,818 to a 2010 base salary of $316,018.  The December 31, 2010 annualized salaries for our Named Executive Officers were:

Named Executive Officer	Annualized Base Salary
Mario Rivas, Chief Executive Officer	$450,000
Thomas C. Shields, Executive Vice President and Chief Financial Officer	316,018
Ronald Michels, Senior Vice President, Chief Technology & Strategy Officer	295,000
Gregory White, Senior Vice President RF Products	288,002

Short-Term Incentives: Short-term incentives are “results oriented”. These incentives are discretionary and the process is reviewed annually by the Compensation and HR Committee. Short-term cash and/or equity incentives, if any, were provided on a semi-annual basis in 2010 to motivate employees and increase shareholder value. The payment of short-term incentives is based on our financial results and the individual executive’s performance as measured against the achievement of strategic or operational goals established by management and the Compensation and HR Committee prior to the commencement of the relevant measurement period. In order to implement its philosophy that executives be rewarded for achieving positive financial results and other strategic goals, the Compensation and HR Committee has designed the short-term incentive plan to significantly affect the total compensation of our executives depending on our success in meeting semi-annual financial and strategic goals. The Compensation and HR Committee has the authority to make any changes it deems necessary in the semi-annual short-term incentives provided to our executives.

Target Incentives - The short-term incentive plan is applicable to all our employees, including our Executive Officers and our CEO. In 2010, the short-term incentive targets calculated on a semi-annual basis for the CEO and the Named Executive Officers were:

-	Chief Executive Officer: 100% of base salary

-	Executive Vice President & Chief Financial Officer: 110%* of base salary

-	Senior Vice President, Chief Technology & Strategy Officer: 75% of base salary

-	Senior Vice President, RF Products: 75% of base salary

-	The Company’s Vice Presidents who are not Executive Officers are eligible for short-tem incentives based upon 50% or 75% of their base salary, based on their position.

* Based on a Committee decision on December 10, 2009, the 2011 fiscal year short-term incentive target for the Executive Vice President and CFO position will be reduced to 85%.

Performance Measures - It is the Company’s policy that each of the Named Executive Officers and other eligible employees receive information on their individual compensation components, the corresponding measures, and information on how each plan or program works. This information is provided periodically by the Company’s Human Resources Department.

For the 2010 short-term incentive plan, the Compensation and HR Committee selected financial goals related to revenue, adjusted earnings and adjusted cashflow from operations. The award of short-term incentives for the CEO and CFO in 2010 are weighted such that the achievement of goals related to revenue, adjusted earnings and adjusted cashflow from operations account for 45%, 45% and 10%, respectively, of such awards. The award of short-term incentives for our other Named Executive Officers is weighted such that the achievement of goals related to revenue, adjusted earnings, adjusted cashflow from operations and strategic or operational requirements account for 40%, 40%, 10% and 10%, respectively, of such awards.

2010 Performance Goals - The short-term incentive plan financial goals are established by the Compensation and HR Committee based upon the Company’s semi-annual financial plan which is approved by the Board of Directors. In 2010, the Board met in February and July and approved the Company’s 2010 semi-annual financial plans. The Compensation and HR Committee selected financial goals for the short-term incentive plan consisting of revenue, adjusted earnings (adjusted to exclude the value of stock based compensation, depreciation, interest and other unusual or nonrecurring adjustments as determined by the Compensation and HR Committee), and adjusted cashflow from operations (adjusted earnings modified for interest, movements in working capital, asset disposition activities and other unusual or nonrecurring adjustments as determined by the Compensation and HR Committee).

The financial performance targets established by the Compensation and HR Committee under the Short-term Incentive Plan for 2010 are based on our historical operating results and growth rates as well as our expected future results, and are designed to require significant effort and operational success on the part of our executives and the Company.  The financial performance caps established by the Committee have historically been difficult to achieve and are designed to represent outstanding performance that the Committee believes should be rewarded.  The Compensation Committee retains the discretion to make payments even if threshold performance levels are not met or to make payments in excess of the maximum level if the Company’s performance exceeds the performance caps.  The Compensation Committee believes it is appropriate to retain this discretion in order to make short-term incentive awards in extraordinary circumstances, such as existed during the severe and unanticipated economic downturn that occurred during the first half of fiscal 2009.

The determination of whether a short-term incentive has been earned and will be paid for a semi-annual period is based upon whether the specific financial goal has been achieved, the absolute level of the economic performance of the business, as well as overall business conditions at the time of the short-term incentive payments.  Each financial goal has a minimum achievement threshold performance relating to 50% of the goal’s target incentive, below which there will be no incentive funding associated with that goal.  In addition, each individual financial goal has a maximum achievement cap of 150%, above which there is no additional short-term incentive attributable to the achievement of such financial goal; provided, however, that the total payment of short-term incentives to an executive officer for a particular interim period shall in no case exceed 120% of the aggregate eligible short-term incentive payable to such executive officer for such period, unless such additional payments are approved by the Compensation and HR Committee.

The Company’s Human Resources Department calculates the short-term incentive payments payable to executive officers based on the achievement of the semi-annual short-term incentive targets and specific strategic or operational goals.  Following each semi-annual period, the CEO makes recommendations for short-term incentive payments for each executive officer, excluding the CEO. The Compensation and HR Committee considers recommendations from the CEO and makes a final determination based on the results achieved for the executive officers other than the CEO. The Compensation and HR Committee, in a closed door session, decides on the short-term incentive award payable to the CEO.

Form of Short-Term Incentive Awards - From 2005 through fiscal year 2010, the Company has used varying combinations of cash and/or restricted stock as the basis for its semi-annual short-term incentive awards.  When restricted stock or restricted stock units have been awarded, the awards have been made with six-months to one year vesting periods. The use of equity for this purpose has allowed the Company to conserve cash to fund its growth, as well as better align the short term incentive payout with the shareholder value created in the following performance period. The Company may increase the use of cash payments for the semi-annual (short-term) incentives as deemed appropriate by the Compensation and HR Committee.

The Compensation and HR Committee determined that for the first-half and second-half 2010 semi-annual incentive distributions were to be principally made in restricted stock units along with cash allocation. The semi-annual equity awards payable to the Company’s executive officers were approved by the Compensation and HR Committee in meetings held in July 2010 and February 2011, respectively.

2010 Achievement against Performance Goals - The specific financial performance targets for the first-half and second-half of 2010 were revenue of  $79.4 million and $ 124.0 million, adjusted (loss)/earnings of ($1.3 million) and $18.1 million and adjusted cashflow from operations of ($5.7 million) and $5.9 million, respectively.  For the first and second half of 2010, actual revenue was $95.2 million and $121.5 million, adjusted earnings were $7.6 million and $18.9 million and adjusted cashflow from operations was $1.2 million and $14.2 million, respectively.

While our business results improved over 2009, and nearly all short-term incentive goals were met or exceeded, the Compensation and HR Committee of the Company’s Board of Directors reduced the calculated bonus pool for the Named Executive Officers to 81.3% of their aggregated target incentives for the first half of fiscal 2010.  The Committee made the decision to reduce the size of the first half bonus pool based on the absolute level of the economic performance of the business as well as overall business conditions at the time of the short-term incentive payment.  The Committee also made a larger than calculated award to Mr. Michels in the second half of the fiscal year based on his strategic and operational contributions during 2010, including advanced process development and technology prototyping.  The net results of the Committee’s decisions were full-year short-term incentive awards with the following values:

SHORT TERM INCENTIVE AWARD TABLE

Named Executive Officer	Restricted Shares	Grant Date Stock Price	Value	Cash	Total Award Value
Mario Rivas, President and Chief Executive Officer

First Half 2010 (1)	28,450	$4.79	$136,276	$42,000	$178,276
Second Half 2010 (2)	30,150	$6.07	$183,011	$46,647	$229,658
Full Year 2010	58,600		$319,287	$88,647	$407,934
					(90.7% of target STI)

Thomas C. Shields, Executive Vice President and Chief Financial Officer

First Half 2010 (1)	22,955	$4.79	$109,954	$24,700	$134,654
Second Half 2010 (2)	25,300	$6.07	$153,571	$26,862	$180,433
Full Year 2010	48,255		$263,525	$51,562	$315,087
					(90.6% of target STI)

Ronald Michels, Senior Vice President – Chief Technology & Strategy Officer

First Half 2010 (1)	15,000	$4.79	$71,850	$20,750	$92,600
Second Half 2010 (2)	21,939	$6.07	$133,170	$23,054	$156,224
Full Year 2010	36,939		$205,020	$43,804	$248,824
					(112.5% of target STI)

Gregory White, Senior Vice President – RF Products

First Half 2010 (1)	14,850	$4.79	$71,132	$20,250	$91,382
Second Half 2010 (2)	14,625	$6.07	$88,774	$21,846	$110,620
Full Year 2010	29,475		$159,906	$42,096	$202,002
					(93.5% of target STI)

(1)	First Half 2010 reflects the amount of RSUs earned, but not vested, and the amount of cash actually paid.

(2)	Second Half 2010 reflects the amount of RSUs earned, but not vested, and the amount of cash earned, but paid in 2011.

The threshold, target and maximum amounts, regarding short-term incentives are reflected in the Grants of Plan-Based Awards Table for Fiscal Year-End, assuming that the amounts were paid in cash, subject to the Compensation & HR Committee’s discretion to pay these awards in equity.

Future Performance Goals – Because the market in which we operate is highly competitive with, among other items, product development, talent recruitment, accessibility of materials, customer relationships, and profitability subject to rapid competitive developments, it is our practice not to reveal forward-looking commercial and financial information relating to our business goals, plans or strategies which could result in competitive harm to us.  Our 2011 goals for revenue, adjusted earnings, and adjusted cashflow from operations were derived from a combination of internal operating plans and an assessment of the rate of overall growth in our markets.  As an indication of the level of difficulty in achieving overall performance objectives, the following level of short-term incentive payouts has been achieved in the past two fiscal years:

Fiscal Year	Range of Achievement
2010	90% to 112%
2009	52% to 56%

Long-Term Incentives: Long-term equity incentives, including stock options, restricted stock, and stock purchase rights granted pursuant to our equity compensation and stock purchase plans, directly align the interests of our stockholders and the economic interests of our executive officers and other eligible employees. Stock options and restricted stock are both strong incentives because they encourage employees to work to increase the Company’s stock price. Recipients of stock option grants realize value only if the fair market value of our common stock increases above the exercise price of such options, which is set at the fair market value of our common stock on the date such option is granted. The fair market value of restricted stock is based on the closing price on date of grant. In addition, employees must remain employed with us for a fixed period of time in order for the options or restricted stock to fully vest. Options and/or restricted stock are granted to employees and executives following a yearly review of individual performance and consideration of the individual’s long-term value to the Company. Stock options generally vest over a period of three years with one-third vesting on the anniversary of the first full year of each grant and quarterly vesting in the remaining two years. Restricted stock generally vest over a period of three years with one-third vesting at the end of each twelve-month period commencing with the date of grant.

The Company believes that it is important to find an appropriate balance between our need to provide effective equity incentives to our employees on the one hand, and on the other hand, the potential resulting dilution to our stockholders and the accounting and administrative impact of issuing such awards due to equity compensation accounting rules. When an award has a per share exercise or purchase price lower than  the fair market value of a share of our common stock on the date of grant, we refer to it as a “full-value award”.

Move to Full-Value Restricted Stock Awards in Lieu of Options. We carefully evaluate the components and effectiveness of the total compensation package we offer to our employees, including salary and benefits, and taking into account the potential cost, dilutive impact and effectiveness of various types of incentive awards available to employees under the 2005 Plan. We surveyed the Company’s Board of Directors (in particular the Compensation and HR Committee), management and employees for their views as to the long-term retentive and motivational impact of various award structures, and we considered what prevailing trends were at other companies both inside and outside our industry, including our competitors. Based on the results of our investigation and analysis, we determined that, at least in the near term, granting employees a lesser number of full-value restricted stock awards (i.e., an award of shares of restricted stock that vests in accordance with the terms and conditions established by the administrator, typically based on continuing employment with the Company over a period of years) represented a better balance of these competing interests than our historical practice of granting stock options at a fair market value exercise price per share. Among other factors we considered in making this determination were the following:

•
Award value linked to long-term stockholder value. Like an option grant, the ultimate amount an employee will derive from a full-value restricted stock award depends on what happens to our stock price during the period over which it vests. If the stock price increases, the employee shares in this increase in stockholder value. If the price declines, the value of the employee’s award declines with that of our other stockholders.  We believe this encourages our employees to think and behave like owners and make decisions that increase long-term stockholder value.

•
Better retentive device. Unlike our historical option grants, while these full-value restricted stock awards can decline in value in direct relation to our stock price, they will almost never be worthless, which means their retentive value continues even if our stock price declines in some or all periods following the date of grant; consequently, there is no need for option exchanges or repurchasing of options to retain incentives.

•
Dilution. In periods where our stock price trades below the exercise price of an option, an option would not be exercised while the dilutive impact of a full-value restricted stock award would remain; however that risk is partially mitigated by the fact that a fewer number of shares are issued as restricted stock.

Each year the Company evaluates which choice or combination of stock option grants or restricted stock awards is best for that particular year.  Since January 2004, we have generally granted full-value restricted stock awards to our eligible employees. In 2006, the Company granted a mix of restricted stock grants and stock options and in 2007 and 2008 granted full-value restricted stock awards. In 2009, the Company granted stock options.  In 2010, the Company granted full-value restricted stock units.

Incentive Equity Awards for Fiscal Year 2010 - In determining the size of the executive officer long-term incentive awards, the Committee looked at both the estimated dollar value of competitor company awards as well as the burn rate dilution represented by competitor company awards.  The restricted stock unit awards approved by the Committee represent “option equivalent” burn rate dilution (calculated assuming a ratio of 1.5 options per restricted stock unit awarded) at the median of the peer group companies, representing dollar values that were below the median of the peer group companies.  The Committee determined that this award approach created the appropriate balance of stockholder interests and long-term executive performance incentives, providing the executives with the opportunity to realize award values at or above the market median through operating performance improvements that lead to stock price appreciation.  The timing of the 2010 Long-Term Incentive awards was delayed from our typical award timing based on the outcome of a pending share authorization vote that occurred at our May 13, 2010 Annual Shareholder Meeting.  Following the authorization by our shareholders of additional shares under our equity plan, the Compensation and HR Committee made the following awards:

LONG TERM INCENTIVE AWARD TABLES

Named Executive Officer	RSU’s Awarded	Share Price	Award Value	Option Equivalent % Dilution
Mario Rivas, President and Chief Executive Officer	160,000	$4.79	$766,400	0.37%
Thomas C. Shields, Executive Vice President and Chief Financial Officer	47,500	$4.79	$227,525	0.11%
Ronald Michels, Senior Vice President –Chief Technology & Strategy Officer	47,500	$4.79	$227,525	0.11%
Gregory White, Senior Vice President – RF Products	47,500	$4.79	$227,525	0.11%

The individual Named Executive Officers’ awards under our long-term incentive plan for 2010 are shown in the Summary Compensation Table in the Stock Awards column.

Incentive Equity Awards for Fiscal 2011 - In January 2011, we granted the following Long-Term Incentive equity awards to our Named Executive Officers.  The restricted stock unit awards will vest evenly over a three-year period.  The number of restricted stock units awarded, as set forth in the table below, varied with respect to differences in each individual’s compensation targets and their roles within the Company.  The Company’s 2010 performance improvements led to greater 2011 award values with the same level of dilution compared to the 2010 awards.  2011 award values from a dollar standpoint represented the median of the blended peer group and Radford benchmark data provided by the Committee’s consultant, The Delves Group.

Named Executive Officer	RSU’s Awarded	Share Price	Award Value	Option Equivalent % Dilution
Mario Rivas, President and Chief Executive Officer	160,000	$7.21	$1,153,600	0.36%
Thomas C. Shields, Executive Vice President and Chief Financial Officer	47,500	$7.21	$342,475	0.11%
Ronald Michels, Senior Vice President –Chief Technology & Strategy Officer	47,500	$7.21	$342,475	0.11%
Gregory White, Senior Vice President – RF Products	47,500	$7.21	$342,475	0.11%

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid to our Named Executive Officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (4)	Stock Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (6)	Total ($)

Mario Rivas (1)	2010	$450,000	$69,000	$1,012,417	$0	N/A	N/A	$11,790	$1,543,207
President and CEO	2009	$380,715	$0	$88,916	$1,817,520	N/A	N/A	$27,683	$2,314,834

Thomas C. Shields (2)	2010	$315,303	$45,145	$427,917	$0	N/A	N/A	$22,147	$810,512
Executive Vice President and CFO	2009	$313,068	$0	$81,645	$218,481	N/A	N/A	$31,768	$644,962

Ronald Michels	2010	$295,000	$40,220	$385,486	$0	N/A	N/A	$18,001	$738,707
Chief Technology and Strategy Officer	2009	$287,743	$0	$75,361	$213,254	N/A	N/A	$20,127	$596,485

Gregory White (3)	2010	$288,002	$28,026	$333,049	$0	N/A	N/A	$35,515	$684,592
Sr VP RF Products	2009	$60,924	$0	$0	$46,466	N/A	N/A	$18,645	$126,035

1	Mr. Rivas commenced employment in February, 2009 and resigned in March 2011; Mr. Michels was appointed President and CEO on March 28, 2011.

2	Mr. Shields was appointed Chief Operating Officer on March 28, 2011 in addition to his current role as Executive Vice President and CFO.

3	Mr. White resigned in March 2011 and Mr. van Saders was appointed Sr. VP - RF Products on March 28, 2011.

4	Amounts reflect the aggregate grant date fair value of restricted stock granted in the fiscal year computed in accordance with ASC 718.

5	Amounts reflect the aggregate grant date fair value of option awards granted in the fiscal year (using the Black-Scholes option pricing model) computed in accordance with ASC 718.

6
All Other Compensation includes benefits (medical, dental, life, accidental death and dismemberment, long-term disability, physical exam, financial planning allowance, and 401k match) for Mr. Rivas, Mr. Shields, Mr. Michels and Mr. White. For Mr. Rivas and Mr. White relocation is also included.   For Mr. Michels a patent award is also included.

GRANTS OF PLAN-BASED AWARDS TABLE FOR FISCAL YEAR END

The following table provides information on stock options, restricted stock awards and plan-based cash incentive awards granted with respect to fiscal year 2010 for each of the Company’s Named Executive Officers. There can be no assurance that the amounts set forth in the “Grant Date Fair Value of Stock and Option Awards” column will ever be realized.

Name and Principal Position	Grant Date	Fiscal year 2010 Short Term Incentive Plan Awards			Estimates Future Shares Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of All Stock & Option Awards (4)
		Threshold ($) (3, 4)	Target ($) (3, 4)	Max ($) (3, 4)	Threshold (#)	Target (#)	Max (#)
Mario Rivas, President and CEO	5/13/2010				n/a	n/a	n/a	160,000	2			$766,400
	7/27/2010	112,500	225,000	270,000	n/a	n/a	n/a	28,450	1			$136,276
	2/17/2011	112,500	225,000	270,000	n/a	n/a	n/a	30,150	1			$183,011
Thomas C. Shields, Executive Vice President and CFO	5/13/2010				n/a	n/a	n/a	47,500	2			$227,525
	7/27/2010	86,905	173,810	208,572	n/a	n/a	n/a	22,955	1			$109,954
	2/17/2011	86,905	173,810	208,572	n/a	n/a	n/a	25,300	1			$153,571
Ronald Michels, Chief Technology and Strategy Officer	5/13/2010				n/a	n/a	n/a	47,500	2			$227,525
	7/27/2010	55,313	110,625	132,750	n/a	n/a	n/a	15,000	1			$71,850
	2/17/2011	55,313	110,625	132,750	n/a	n/a	n/a	21,939	1			$133,170
Gregory White, Sr. VP RF Products	5/13/2010				n/a	n/a	n/a	47,500	2			$227,525
	7/27/2010	54,001	108,001	129,601	n/a	n/a	n/a	14,850	1			$71,132
	2/17/2011	54,001	108,001	129,601	n/a	n/a	n/a	14,625	1			$88,774

(1)	Awards of Restricted Stock with six month to one year vesting made for the first half of 2010 and the second half 2010 Short Term Incentive Plan.

(2)	Awards of Restricted Stock which vest over three years made under the 2005 Plan on May 13, 2010.

(3)	Assumes the amounts were paid in cash subject to Compensation & HR Committee discretion to pay these awards all or partly in equity.

(4)	Actual incentive awards were previously summarized in the short and long term incentive award tables.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the Named Executive Officers as of December 31, 2010.

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Mario Rivas, President and CEO	625,000	575,000		$2.03	1/30/2019	188,450	$1,305,959

Thomas C. Shields, Executive Vice President and CFO	92,501			$7.27	2/6/2014	86,364	$598,503
	48,800			$8.84	12/18/2016
		59,659		$1.93	1/15/2019

Ronald Michels, Chief Technology and Strategy Officer	56,001			$7.27	2/6/2014	78,038	$540,803
	47,600			$8.84	12/18/2016
	30,533	58,325		$1.93	1/15/2019

Gregory White, Sr. VP RF Product	6,667	13,333		$3.13	11/2/2019	62,350	$432,086
(1)	The dollar value of these awards is calculated by multiplying the number of shares or units by the market close of our Common Stock on December 31, 2010 of $6.93.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards that vested and the value realized upon vesting by each Named Executive Officer during fiscal 2010.

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mario Rivas, President and CEO	-	-	48,704	$200,112
Thomas C. Shields, Executive Vice President and CFO	92,848	$533,876	66,827	$284,215
Ronald Michels, Chief Technology and Strategy Officer	60,000	$348,612	63,700	$271,014
Gregory White, Sr. VP RF Product	-	-	8,887	$35,103

Equity Compensation Plan Disclosure

The following table provides information as of December 31, 2010, about securities issued or authorized for future issuance under the Company’s equity compensation plans.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation Plans approved by security holders (1)	3,625,774	$4.49	7,263,757
Equity Compensation Plans not Approved by Security Holders (2)	516,817	$8.20
Total	4,142,591		7,263,757

(1)
Consists of the Company’s 1995 Long−Term Incentive and Share Award Plan for Officers and Directors, which terminated on February 28, 2005; the 2005 Plan; and the Employee Stock Purchase Plan.  The reserve balance in the 2005 Plan at December 31, 2010 was 4,333,375 shares.  Shares left in the 2005 Plan reserve as of March 23, 2011 equaled 2,887,397.

(2)	Consists of the Company’s 1997 Long-Term Incentive and Share Award Plan which terminated on February 28, 2005.

OTHER COMPENSATION AND BENEFITS

Our executive officers are also eligible for other benefits that generally are similar to those available to all of our U.S.-based employees, including medical, life and accident insurance, employee stock purchase plan and a 401(k) plan matching contribution of up to 30% of an employee’s contribution up to 10% of their gross pay. Our executive officers are also eligible for an annual physical exam, convertible life insurance policies and financial planning allowance. We do not provide any other perquisites to our executive officers that are not made available to other employees.

The following table generally illustrates the benefits and perquisites we do and do not provide and identifies those employees who may be eligible to receive them:

Plan	Executive Officers	Managers	Full-Time Employees
401(k)	X	X	X
Medical/Dental/Vision	X	X	X
Life & Disability Insurance (1) (2)	X	X	X
Employee Stock Purchase Plan	X	X	X
Change-In-Control & Severance Plan	X	Not Offered	Not Offered
Supplemental Executive Medical Plan (3)	X	Not Offered	Not Offered
Supplemental Early Retirement Plan	Not Offered	Not Offered	Not Offered
Employee Stock Purchase Plan	X	X	X
Defined Benefit Pension Plan	Not Offered	Not Offered	Not Offered
Employee Discounts	X	X	X
Convertible Life Insurance	X	Not Offered	Not Offered
Financial Planning Allowance (4)	X	Not Offered	Not Offered
Automobile/Transportation Allowance (5)	Not Offered	Not Offered	X
Relocation Assistance (6)	X	X	X
Physical Fitness Allowance	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered
Security Service	Not Offered	Not Offered	Not Offered
Dwellings for Personal Use	Not Offered	Not Offered	Not Offered
___________________________________________

(1)
We provide Company-paid short-term disability insurance to eligible full-time employees with a bi-weekly benefit up to 100% of qualifying base salary. The amount of the Company-paid benefit may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(2)
We provide Company-paid long-term disability insurance which provides income replacement during a disability that has existed (for at least six months of up to 60% of base salary with a maximum benefit of $10,000 monthly.) The amount of benefits provided under this plan may be reduced by state disability benefits, workers compensation payments, or Social Security payments.

(3)	We provide an executive supplemental medical plan to certain executives, which covers the expense for qualifying claims which have not been paid or reimbursed by the basic healthcare plans.

(4)
We provide our executive officers with a limited financial planning allowance via taxable reimbursements for financial planning services like financial advice, life insurance adequacy and tax preparation, which are focused on assisting executive employees in achieving the highest value from their compensation package.

(5)	In certain international locations some employees are provided an automobile/transportation allowance in accordance with local custom and competitive market practice.

(6)
We provide relocating employees with economic assistance associated with home sale, househunting, home purchase, temporary living, shipment of personal goods, and other miscellaneous move expenses.  The level of individual assistance is defined by both our Relocation Policy and individual relocation agreements.  The program is administered through a third party.

OTHER COMPENSATION POLICIES AND PRACTICES

Executive Stock and Beneficial Ownership Requirements – At the end of fiscal year 2010, our assessment of stock and beneficial ownership levels among our executives is that (i) a significant portion of our executives’ personal investment portfolios consist of our Company’s stock; and (ii) the stock ownership levels of our Named Executive Officers are appropriate when compared to similarly situated executives at our peer group companies.  We will continue to monitor executive stock ownership levels compared to our peer group companies on an ongoing basis.

Timing of Equity Awards – It has been our practice to grant Long-Term Incentive awards following the first Compensation and HR Committee meeting of the fiscal year.  When equity is used as all or a portion of the award pool for our semi-annual Short-Term Incentives, it has been the Company’s practice to approve the awards at Compensation and HR Committee meetings held on or approximating our Q2 and Q4 earnings releases, and to make the grants at the close of business on the meeting dates.

Section 162(m) - Under Section 162(m) of the Internal Revenue Code, we may not receive a federal income tax deduction for compensation paid to the CEO and the next three most highly compensated executive officers to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is treated as “qualified performance-based compensation” under Section 162(m), we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year.  Our 2005 Plan is shareholder-approved and stock options granted under the 2005 plan are structured to qualify as “qualified performance-based compensation”; therefore, compensation realized in connection with exercises of options granted under the 2005 Plan is exempt under the statute and is fully deductible on our federal income tax returns. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the compensation committee has not adopted a policy that all compensation must be deductible on our federal income tax returns.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Executive Employment Agreements

Chief Executive Officer. The Company entered into an employment agreement with Mario A. Rivas, President and Chief Executive Officer on January 15, 2009, amended on December 10, 2009, to extend the stated term of his employment from December 31, 2010 to December 31, 2013. Under the terms of the agreement, if the Company terminates Mr. Rivas without “Cause” or Mr. Rivas terminates his employment for “Good Reason”, he shall be entitled to (A) an amount equal to 200% of the sum of (i) his then annual base salary, plus (ii) his annual bonus, if any, earned during the immediately preceding calendar year, (B) any base salary earned but not yet paid as of the date of termination, (C) any annual bonus in the year prior to the year of termination awarded and earned but not yet paid, (D) health benefits in effect on the date of termination through the earlier to occur, of (i) twelve months from such termination of employment, or (ii) the date he commences employment with another entity, and (E) immediate vesting of his stock options.

If Mr. Rivas’ employment terminates at the expiration of the stated term, he is entitled to (i) the continuation of health benefits through the earlier of three months from termination date or the date he commences employment with another entity and (ii) the vesting of his stock options and restricted stock that would have vested within twelve months of the termination date.

In exchange for these benefits, Mr. Rivas agreed (x) not to solicit employees to leave the Company for twenty-four months after termination of his employment and (y) not to solicit customers or interfere with the Company’s suppliers for twenty-four months following termination of his employment. Mr. Rivas has “Good Reason” to resign if (a) he is assigned any duties or responsibilities that are materially inconsistent with the scope of his duties as CEO; (b) he suffers a material reduction in his duties, responsibilities or authority as CEO; (c) he is removed from the offices of CEO; (d) his annual base salary is materially reduced; or (e) the Company ceases being a publicly traded company as a result of undergoing a change of control and becoming a subsidiary of another company and Mr. Rivas remains CEO of such subsidiary only.

Executive Vice President & Chief Financial Officer. The Company entered into an employment agreement in 2000, amended in 2005, with Thomas Shields, Executive Vice President and Chief Financial Officer. Under the terms of the agreement, as amended, if the Company terminates Mr. Shields without “Cause” or in the event of a "Change in Control" which results in either the involuntary termination without "Cause" of his employment with the Company or Mr. Shields' voluntary resignation from the Company due to a reduction in the responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target (without the prior express written consent of Mr. Shields)), he shall be entitled to (A) an amount equal to 250% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, plus (ii) his bonus at a target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) health benefits for a maximum of twelve months, and (C) immediate vesting of (i) all stock options and (ii) all restricted stock granted prior to termination of employment.

Senior Vice President, Chief Technology and Strategy Officer. The Company entered into an employment agreement in 2000, as amended through January 2009, with Ronald Michels, Senior Vice President-Chief Technology and Strategy Officer. Under the terms of the agreement, if the Company terminates Mr. Michels without “Cause” or in the event of a "Change in Control" which results in either the involuntary termination without “Cause” of his employment with the Company or Mr. Michels' voluntary resignation from the Company due to a reduction in responsibilities and duties associated with his position, or reduction in compensation (base salary, plus bonus at target (without the prior express written consent of Mr. Michels)), he shall be entitled to (A) an amount equal to 200% of the sum of (i) the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment plus (ii) his bonus at target of 110% of the highest annualized rate of his base salary in effect at any point during the twelve months preceding the date of termination of employment, (B) payment of the semi-annual bonus (at 100% of target prorated for the number of months worked in that period), (C) medical and dental insurance benefits for a maximum of twelve months, and (D) immediate vesting of all (i) stock options and (ii) all shares of restricted stock granted prior to termination of employment.

Senior Vice President RF Products Group. The Company entered into an employment agreement in October 2009, as amended through July 2010 with Gregory White, Senior Vice President RF Products for a term expiring on December 31, 2011. Under the terms of the agreement in the event of a “Change in Control” which results, within six months following such Change in Control, in either the involuntary termination without “Cause” of his employment with the Company or Mr. White’s voluntary resignation from the Company due to a material reduction in responsibilities and duties associated with his position; or reduction in compensation (base salary, plus bonus at target) (without the express consent of Mr. White), he shall be entitled to an amount equal to (A) twelve months of base salary; (B) payment of the annual bonus at 100% of target; and (C) payment of the annual bonus for the period during which termination occurs (at 100% of target) prorated for the number of complete months worked in that period; and (D) continuation of all current medical and dental insurance benefits until the first to occur of one year from the date of termination of employment under the agreement or the commencement of employment at another employer offering similar benefits; (E) executive outplacement services for up to six months; and (F) immediate vesting of all stock options and restricted stock granted prior to termination of employment to the extent such options and restricted stock have been earned if performance-based. In the event Mr. White’s employment is terminated without “Cause”, absent a “Change in Control”, he shall be entitled to receive (i) an amount equal to six months of base salary (payable in equal bi-monthly installments) and payment of the semi-annual bonus at 100% of target and (ii) the benefits set forth in clauses D, E and F above.

The following table shows the actual value transfer to each Named Executive Officer under various termination of employment scenarios (assuming the termination or death occurred on December 31, 2010):

Summary Chart

Scenario	Mario Rivas (1)	Thomas C. Shields (2)	Gregory White (3)	Ronald Michels (4)	Total
If Retirement or Voluntary Resignation	$0	$0	$0	$0	$0
If Termination for Cause	$0	$0	$0	$0	$0
If Resignation for a Good Reason	$4,734,906	$0	$0	$0	$4,734,906
If Termination without Cause	$4,734,906	$2,571,960	$753,440	$2,087,495	$10,147,801
If Change-In-Control followed by resignation for good reason or termination without cause	$5,295,436	$2,571,960	$1,005,442	$2,087,495	$10,960,333
If Death Occurs	$4,123,459	$896,798	$482,751	$832,428	$6,335,436

(1)
For Mr. Rivas, the payment includes accelerated vesting of stock options of $2,817,500, and medical and dental benefits of $4,381.  If death occurs, the payment includes the accelerated vesting of restricted stock grants of $197,158 and stock options of $2,817,500.

(2)	For Mr. Shields, the payment includes accelerated vesting of restricted stock grants of $598,503 and stock options of $298,295, medical and dental benefits of $16,067.

(3)
For Mr. White, the payment includes accelerated vesting of restricted stock grants of $432,086 and stock options of $50,665, medical and dental benefits of $8,687, and outplacement service benefits of $10,000.

(4)	For Mr. Michels, the payment includes accelerated vesting of restricted stock grants of $540,803 and stock options of $291,625, and medical and dental benefits of $16,067.

COMPENSATION AND HR COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010.

SUBMITTED BY THE COMPENSATION AND HR COMMITTEE OF THE BOARD OF DIRECTORS OF ANADIGICS, Inc.

Harry T. Rein, Chairman

Lew Solomon

The foregoing report of the Compensation and HR Committee is furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, unless specifically identified therein as incorporated therein by reference.

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the Company’s Common Stock from December 31, 2005 through December 31, 2010 with the cumulative total return on the NASDAQ Stock Market Index and the Philadelphia Semiconductor Index, considered to be an index of the Company’s peer group, during the same period. The comparison assumes $100 was invested on December 31, 2005 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The Company did not declare, nor did it pay any cash dividends during the comparison period. Notwithstanding any statement to the contrary in any of the Company’s previous or future filings with the Securities and Exchange Commission, the graph shall not be incorporated by reference into any such filings.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

If a stockholder of the Company wishes to have a proposal included in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders, the proposal must be received at the Company’s principal executive offices by November 28, 2011 and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 2012 Annual Meeting. If a stockholder desires to bring business before the meeting which is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in the Company’s by-laws in order to personally present the proposal at the meeting. A copy of these procedures is available upon request from the Secretary of the Company.

One of the procedural requirements in the Company’s by-laws is timely notice in writing of the business that the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2012 Annual Meeting or notice of a proposed nomination to the Board must be received by the Secretary of the Company no later than 90 days before the first anniversary date of this Proxy Statement, to be presented at the meeting. If, however, the date of next year’s Annual Meeting is earlier than April 12, 2012, or later than June 11, 2012, the earliest date will be determined by the Board of Directors. Any such notice must provide the information required by the Company’s by-laws with respect to the stockholder making the proposal, the nominee (if any) and the other business to be considered (if any). Under rules promulgated by the Securities and Exchange Commission, the Company, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary voting authority with respect to any proposals that do not comply with the procedures described above. Proposals may be mailed to the Company, to the attention of the Secretary, 141 Mt. Bethel Road, Warren, NJ 07059.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the meeting. If, however, other matters are properly presented, the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their judgment on such matters.